Exhibit 99.1

www.cannlabs.com

FOR IMMEDIATE RELEASE:

Robert Farrell

Vice President of Marketing

855-842-6936

robert.farrell@cannlabs.com

www.cannlabs.com

CannLabs Announces New Executive Leadership Team

Mark C. Mirken Appointed CEO

Genifer Murray, Founder, Named President

Steve Kilts, COO, Named Chief Strategist

Mark Rogers Elected Chairman of the Board

Denver, COLO--(Marketwired – July 15, 2014) -, CannLabs, Inc., (OTCQB: CANL), which leads the cannabis industry through science, research and technology, today announced the addition of industry leaders and management experts to the executive team to support the company’s plans for growth and development. Effective immediately, Mark C. Mirken assumes the role of chief executive officer; Genifer Murray, the company’s founder, is named president; Steve Kilts, chief operating officer, takes on the expanded role as chief strategist; and Mark Rogers has been elected chairman of the board.

“We are excited that Mark has accepted the chief executive role with CannLabs,” said Genifer Murray, founder and president of CannLabs. “As we embark upon our expansion, and research and development, the time was right to bring in a seasoned executive with public company experience. I look forward to working with Mark, Steve and Mark to build a world-class team and further enhance our leadership role in this industry.”

Mr. Mirken has more than 25 years of senior management experience that has allowed him to lead both public and private companies from startup phase through their growth stages including managing them in a public market. He has experience in capital raising, building brands, and successfully executing strategies to maximize market opportunities. Prior to Cannlabs, Mr. Mirken served as the chief executive officer of Millennium Biotechnologies/Inergetics from 2008 to 2012. From 2002 to 2005, Mr. Mirken served as president and chief operating officer of TurboChef Technologies, Inc. (previously Nasdaq: OVEN). Mr. Mirken was responsible for all product development, marketing, branding and manufacturing. He joined TurboChef Technologies in 2000 to lead the global sales division that catapulted the company into a world leader in technology, equipment and services for high-speed food preparation.

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105

www.cannlabs.com

“I am looking forward to being a part of the team that succeeded in developing the first state-certified cannabis testing lab in the country,” said CEO Mark Mirken. “CannLabs’ focus on bringing safety and legitimacy to the cannabis field, along with the depth of its technology platform has set the stage for promising growth in this emerging industry,” he added.

Mr. Kilts has more than 15 years of experience in bringing products to market and has developed technology around Application-specific integrated circuits (ASICs), Field-programmable gate arrays (FPGAs), printed circuit boards, and embedded software. He has been a key leader in developing CannLabs’ successful proprietary cloud-based analytics and business intelligence solution exclusive to the company’s clients.

Mr. Rogers has more than 30 years of experience as an entrepreneur and in financial management and operations, including work as a turnaround specialist, an active portfolio manager and an investor in growing companies. Mr. Rogers is currently president of Barastone, LLC a firm he co-founded that specializes in cash and liquidity solutions for homeowners. He is also president and CEO of Synthym, Inc., a risk based, risk controlled approach to absolute return investing. Mr. Rogers co-founded NFT Ventures with Ray Noorda, chairman of Novell, Inc. and for more than 12 years, managed the family office and portfolio of assets for NFT valued at over $1 billion.

ABOUT CANNLABS

CannLabs, Inc., serves the cannabis industry with proprietary cloud-based analytics and scientific methods. It has served as a respected authority and advisor to various government, educational, and commercial interests regarding this growing business segment. Through Carbon Bond Holdings Inc., CannLabs provides laboratories with the necessary business intelligence and technology required to serve the cannabis industry. This includes the first state-certified cannabis testing laboratory in the country located in Denver, Colorado.

CannLabs enables growers, dispensaries and edible makers to implement best practices and product advancements. In addition, the CannLabs website allows consumers to easily locate certified tested products to meet their specific needs.

CannLabs has been at the forefront of educating the public, and serving as a reliable information resource to state and local governments as more states legalize marijuana for various uses. The Company provides client education to ensure safe cultivation and identify contamination problems. Additionally, CannLabs consults on legal cases and the reformulation of cannabis products throughout the U.S. and Canada.

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105

www.cannlabs.com

For more information visit www.cannlabs.com.

Safe Harbor Statement

All statements herein other than statements of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Such statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. Such factors include, but are not limited to, our ability to raise additional capital, our limited operating history and revenue, our ability to attract and retain qualified personnel, our ability to develop new services, market acceptance of our services, legislative, regulatory and competitive developments in our industry, general economic conditions, as well as other factors set forth in our filings with the SEC.

Contact:

Company
Robert Farrell
Vice President of Marketing
855-842-6936
robert.farrell@cannlabs.com
www.cannlabs.com

Investor Relations
Matt Hayden
Chairman
MZ North America
949-259-4986
matt.hayden@mzgroup.us
www.mzgroup.us

3888 E. Mexico Avenue, Suite 202 | Denver, CO 80210 | 303.309.0105